SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Commission File Number: 000-24503

Washington Banking Company

(Name of registrant as specified in its charter)

Washington	91-1725825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

450 S.W. Bayshore Drive
Oak Harbor, Washington 98277
(Address of principal executive offices) (Zip Code)

(360) 679-3121
(Registrant’s Telephone Number, Including Area Code)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2005
      NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Washington Banking Company will be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington, on Thursday, April 28, 2005 at 3:00 p.m., to consider and to vote upon the following matters:

1. ELECTION OF DIRECTORS. Election of two persons to serve as the Class 3 directors on the Board of Directors until 2008.

2. APPROVAL OF 2005 STOCK INCENTIVE PLAN. Approval of Washington Banking Company’s 2005 Stock Incentive Plan, a copy of which is included as Exhibit A to the attached Proxy Statement.

3. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting of Shareholders, or any adjournment thereof.
      Only those shareholders of record at the close of business on March 1, 2005 shall be entitled to notice of and to vote at the Annual Meeting of Shareholders, or any adjournment thereof.
      Your Board of Directors unanimously recommends that shareholders vote “FOR” the slate of nominees to the Board of Directors proposed by the Board and “FOR” the 2005 Stock Incentive Plan.

By Order of the Board of Directors

Shelly L. Angus
Corporate Secretary
Oak Harbor, Washington
March 25, 2005
WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS SET FORTH UNDER “SOLICITATION, VOTING AND REVOCABILITY OF PROXIES.”

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL I: ELECTION OF DIRECTORS
STOCK PERFORMANCE GRAPH
EXECUTIVE COMPENSATION
BENEFICIAL OWNERSHIP AND SECTION 16(a) REPORTING COMPLIANCE
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
PROPOSAL 2: APPROVAL OF THE 2005 STOCK INCENTIVE PLAN
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
CODE OF ETHICS
INFORMATION CONCERNING SHAREHOLDER PROPOSALS
2004 REPORT TO SHAREHOLDERS AND ANNUAL REPORT -- 10-K
OTHER MATTERS
EXHIBIT A

WASHINGTON BANKING COMPANY
450 SW Bayshore Drive
Oak Harbor, WA 98277
PROXY STATEMENT
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about March 25, 2005, for use in connection with the Annual Meeting of Shareholders of Washington Banking Company (“WBCO” or the “Company”) to be held on Thursday, April 28, 2005 at 3:00 p.m. at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington (the “Annual Meeting”). Only those shareholders of record of WBCO’s common stock at the close of business on March 1, 2005 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 5,441,377.
The enclosed Proxy is solicited by the Board of Directors of WBCO. The costs of solicitation will be borne by the Company. In addition to the use of the mails, solicitation may be made, without additional compensation by directors and officers of WBCO and regular employees of WBCO and/or its subsidiary, Whidbey Island Bank (the “Bank”), by telephone, facsimile and/or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.
The Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and shareholders may submit matters for a vote only in accordance with the Company’s Bylaws. The Board of Directors does not presently know of any matter, other than the election of Class 3 directors and the approval of the 2005 Stock Incentive Plan, to be brought before the Annual Meeting.
On each matter before the Annual Meeting, including the election of directors, shareholders have one vote for each share of common stock held. Shareholders are not entitled to cumulate their votes in the election of directors. Under Washington law, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors.
With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Abstentions may be specified on all proposals except the election of directors. An abstention from voting will have the practical effect of voting against a proposal since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal. Approval of the 2005 Stock Incentive Plan requires the affirmative vote of holders of a majority of WBCO’s shares of common stock present in person or by Proxy and entitled to vote at the Annual Meeting.
If shares are held in “street name” through a broker or other nominee (that is, the broker or nominee is the record holder but not the beneficial owner), the broker or nominee is permitted to exercise voting discretion with respect to the election of directors. Thus, if the broker or nominee is not given specific voting instructions by the beneficial owner, shares may be voted on the election of directors by the broker or nominee at their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes” which will have the effect of excluding your vote from the tallies. If your shares are held in your own name and you do not vote your shares, your shares will not be voted. Brokers do not have discretion to vote on the stock incentive plan so you must obtain a proxy card from your broker and provide your broker with instructions on how to vote your shares.
For signed Proxies received by WBCO in time for the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy “FOR” the nominees for director listed in this Proxy Statement and “FOR” approval of the 2005 Stock Incentive Plan, unless otherwise directed. Any Proxy given by a shareholder may be revoked before its exercise (1) by delivery to WBCO of a written notice of revocation, (2) by delivery to WBCO of a subsequently dated Proxy, or (3) in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed Proxies that are not revoked will be voted in accordance with the specifications in such Proxies, or, if no preference is specified, in accordance with the recommendation of management as specified above.
The proxy votes will be tabulated by the Company’s transfer agent, U.S. Stock Transfer Corporation. At the meeting, the votes will be counted and inspected by WBCO’s corporate secretary, or her designate, as appointed by the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth information as of the Record Date with respect to beneficial ownership of WBCO’s common stock by (a) each director and director nominee; (b) the Chief Executive Officer, Chief Financial Officer, and Controller of WBCO and the Bank, and the Bank’s Chief Operating Officer, who are the only executive officers of the Company whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 during 2004 for services rendered to WBCO or its subsidiaries (“Named Executives”); (c) all directors and executive officers of WBCO as a group and (d) all shareholders known by WBCO to be the beneficial owners of more than 5% of the outstanding shares of WBCO common stock. Except as noted below, WBCO believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of WBCO common stock deemed to be outstanding, under applicable regulations (including options exercisable within sixty days).

	Shares Beneficially Owned at
	March 1, 2005

		Percentage of Outstanding
Name	Number**	Common Stock

Michal D. Cann, Director, President and CEO	131,349(1)	2.41%
Phyllis A. Hawkins, Senior Vice President and Controller	70,866.5(2)	1.30%
Rick A. Shields, Senior Vice President and CFO	0	*
John L. Wagner, Executive Vice President and COO	4,697	*
Jerry C. Chambers, Director	2,990(3)	*
Marlen L. Knutson, Director	69,110.5(4)	1.27%
Karl C. Krieg, III, Director	84,672(5)	1.56%
Jay T. Lien, Director	63,509(6)	1.17%
Robert B. Olson, Director	89,688(7)	1.65%
Anthony B. Pickering, Director	32,575.5(8)	*
Alvin J. Sherman, Director	43,350.5(9)	*
Edward J. Wallgren, Director	108,520(10)	1.99%
Directors and executive officers as a group (12 persons)	701,058(11)	12.88%
Frontier Financial Corporation
PO Box 2215
Everett, WA 98203	469,504	8.63%

*	Represents less than 1.0%

**	Fractional shares will be eliminated when options are exercised.

(1)	Includes 52,440 shares issuable upon exercise of options, 18,975 of which are exercisable at $3.22 per share, 9,487.5 of which are exercisable at $4.24 per share, 9,487.5 of which are exercisable at $7.31 per share, 12,650 of which are exercisable at $9.49 per share, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share.

(2)	Includes 14,646.75 shares issuable upon exercise of options, 3,795 of which are exercisable at $4.24 per share, 4,743.75 of which are exercisable at $7.31 per share, 3,795 of which are exercisable at $9.49 per share, 1,653.8 of which are exercisable at $7.51 per share, and 659.2 of which are exercisable at $10.90 per share.

(3)	Includes 1,840 shares issuable upon exercise of options, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share.

(4)	Includes (a) 6,773.5 shares issuable upon exercise of options, 4,933.5 of which are exercisable at $7.31 per share, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share and (b) 59,337 shares owned by the Knutson Hauling, Inc. Profit Sharing Trust, for which Mr. Knutson is the trustee.

(5)	Includes (a) 8,671 shares issuable upon exercise of options, 1,897.5 of which are exercisable at $3.22 per share, 4,933.5 of which are exercisable at $7.31 per share, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share and (b) 15,696 shares owned by the Krieg Construction 401(k) Plan, for which Mr. Krieg is the Trustee.

(6)	Includes (a) 8,671 shares issuable upon exercise of options, 1,897.5 of which are exercisable at $3.22 per share, 4,933.5 of which are exercisable at $7.31 per share, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share and (b) 6,831 shares owned by the Dan Garrison, Inc. Profit Sharing Plan, for which Mr. Lien is the Trustee.

(7)	Includes (a) 8,671 shares issuable upon exercise of options, 1,897.5 of which are exercisable at $3.22 per share, 4,933.5 of which are exercisable at $7.31 per share, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share and (b) 344 shares owned by Uniform Gifts to Minors Act, for which Mr. Olson is the custodian.

(8)	Includes 6,773.5 shares issuable upon exercise of options, 4,933.5 of which are exercisable at $7.31 per share, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share.

(9)	Includes 6,773.5 shares issuable upon exercise of options, 4,933.5 of which are exercisable at $7.31 per share, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share.

(10)	Includes 8,671 shares issuable upon exercise of options, 1,897.5 of which are exercisable at $3.22 per share, 4,933.5 of which are exercisable at $7.31 per share, 1,012 of which are exercisable at $7.51 per share, and 828 of which are exercisable at $10.90 per share.

(11)	Includes 123,931.25 shares issuable pursuant to options exercisable or becoming exercisable within 60 days of the date of this table at exercise prices ranging from $3.22 to $10.90 per share.
PROPOSAL I: ELECTION OF DIRECTORS
Directors are divided into three classes, each class serving a period of three years. Approximately one-third of the members of the Board of Directors are elected by the shareholders annually. The terms of the Class 3 directors expire at the 2005 Annual Meeting. Those directors are Jay T. Lien, Alvin J. Sherman, and Edward J. Wallgren. Messrs. Lien and Wallgren have been nominated by the Board of Directors for re-election at the Annual Meeting. Mr. Sherman, having reached the retirement age as determined by a resolution of the Board of Directors, will not stand for reelection. WBCO’s Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be not less than five nor more than 12 and that, within such minimum and maximum, the exact number of directors shall be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at eight, effective immediately upon retirement of director Sherman.
If elected, Messrs. Lien and Wallgren will hold office until the annual meeting of shareholders in the year 2008 and until their successors are elected and qualified. The terms of the Class 1 directors expire in 2006 and Class 2 directors’ terms expire in 2007.

Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee should become unable or unwilling to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.
Information about the Nominees
The following information is provided about the nominees for election at the Annual Meeting as Class 3 directors whose terms will expire in 2008, and regarding all other incumbent directors, including their respective names, ages, principal occupations during the past five years and the year first elected a director of WBCO or the Bank. The address for each of the nominees and all incumbent directors is 450 SW Bayshore Drive, Oak Harbor, Washington 98277. All nominees and incumbent directors are presently directors of WBCO and the Bank. Those serving as directors for any of the Company’s other subsidiaries are so noted.
Nominees For Election As Class 3 Directors (Terms Expire In 2008):
The Board of Directors recommends a vote “FOR” these nominees.

Jay T. Lien	Director since 1987
Mr. Lien, 61, is the President of Saratoga Passage LLC (formerly known as Dan Garrison, Inc.), a real estate company, since 1986. Mr. Lien served as Chairman of the Board of WBCO and the Bank from September 1998 until April 2001. Mr. Lien also served as a director of Washington Funding Group.

Edward J. Wallgren	Director since 1991
Mr. Wallgren, 66, has been the President of Island O.K. Tires, Inc. since 1968, and is currently the owner of seven Les Schwab Tire stores in northwestern Washington. Mr. Wallgren served as Chairman of the Board of WBCO and the Bank from February 1996 until September 1998.
Class 1 Incumbent Directors (Terms Expire In 2006):

Karl C. Krieg, III	Director since 1990
Mr. Krieg, 68, has been the President of Krieg Construction, Inc. since 1979 and is also the President of Krieg Concrete Products, Inc. Mr. Krieg served as Chairman of the Board of WBCO and the Bank from April 2001 until April 2003. Mr. Krieg also served as a director of Washington Funding Group.

Robert B. Olson	Director since 1992
Mr. Olson, 69, is a private investor and has been involved in land development since 1991. Mr. Olson previously served as the President and Chief Executive Officer of four banks in Washington and Oregon. Mr. Olson currently serves as Chairman of the Board of WBCO and the Bank, and also served as a director of Washington Funding Group.

Anthony B. Pickering	Director since 1996
Mr. Pickering, 57, has been the owner of Max Dale’s Restaurant since 1983 and of Stanwood Grill since 2001. Mr. Pickering is the President of the Skagit Valley Hospital Foundation and served in the past as a Trustee for the Washington State University Foundation Board of Trustees. Mr. Pickering currently serves as Vice Chairman of the Board of WBCO and the Bank.
Class 2 Incumbent Directors (Terms Expire In 2007):

Michal D. Cann	Director since 1992
Mr. Cann, 56, has been the President and Chief Executive Officer of WBCO since 1996, and President and Chief Executive Officer of the Bank since 1993. He served as Chairman of the Board of Washington Funding Group. Mr. Cann has over 30 years of banking experience, previously having served as the President of Valley Bank, Mount Vernon, Washington, and in other senior management positions in other banks and a bank holding company.

Jerry C. Chambers	Director since 2000
Mr. Chambers, 56, is the President of Jerry Chambers Chevrolet, Inc., a position he has held since 1973. Mr. Chambers is a member of the National Chevrolet Dealer Council and has served as Past President and Board Member of the Puget Sound Automobile Dealers Association and the United Way of Whatcom County. Mr. Chambers previously served as a board member of KeyBank of Washington, Transmountain Region.

Marlen L. Knutson	Director since 1996
Mr. Knutson, 72, is the President of Knutson Hauling, Inc., an excavation company. Mr. Knutson was also the owner of Knutson Distributors, Inc., from which he retired in 1990. Mr. Knutson previously served as Chairman of Valley Bank of Mount Vernon, Washington.
Retiring Director — Term Expires 2005

Alvin J. Sherman	Director since 1996
Mr. Sherman, 72, is currently retired, having served until 1997 as a co-owner of Sherman Farms, Inc. Mr. Sherman previously served as a director on the board of Darigold Farms from 1996 until 2000.
Information Regarding the Board and Its Committees
All non-management directors of the Company are independent of management within the meaning of currently applicable rules of the Securities Exchange Act of 1934 (the “1934 Act”), the Securities and Exchange Commission and the Nasdaq National Market listing requirements. The Company’s non-management directors meet in executive session, without management present, on a regular basis.
The Board of Directors of WBCO has established certain standing committees, including an Audit Committee, a Compensation Committee and a Corporate Governance/ Nominating Committee.
Audit Committee. The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the examination reports of bank regulatory authorities. The Audit Committee also reviews the Company’s annual and other reports to the Securities and Exchange Commission (the “SEC”) and the annual report to WBCO shareholders. Current members of the Audit Committee are Messrs. Pickering (Chairman), Chambers, Olson and Sherman. Each of the Audit Committee members are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq National Market listing requirements. Based on its review of the criteria for a “financial expert” under applicable rules, the Board of Directors believes that Mr. Olson qualifies as an audit committee financial expert. There were six meetings of the Audit Committee during 2004 and each of the committee members attended at least two-thirds of those meetings.
Compensation Committee. The Compensation Committee reviews and recommends remuneration arrangements for senior management. Current members of the Compensation Committee are Messrs. Wallgren (Chairman), Knutson, Krieg, Lien and Olson. Each of the Compensation Committee members are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq National Market listing requirements. During 2004, there were seven meetings of the Compensation Committee and all but one of the committee members attended at least 75% of the meetings. Mr. Lien attended 28% of the meetings.
Corporate Governance/ Nominating Committee. The board established a Corporate Governance Committee that, among other things, performs the functions of a nominating committee. Current members of the Corporate Governance Committee are Messrs. Olson (Chairman), Krieg, Lien and Wallgren. The Committee is comprised of directors who are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq National Market listing requirements. The Company is currently in the process of preparing a charter for the Corporate Governance/ Nominating Committee and will post the charter to its website when it is available. The directors take a critical role in guiding the Company’s strategic direction and oversee the management of the Company. Board candidates, including directors up for reelection, are considered based upon various criteria, such as broad-based business and professional skills and experiences, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement and time available to devote to board activities.
Board of Directors Meetings. There were 12 meetings of the Board of Directors of the Company during 2004. All directors attended at least 75% of the total meetings of the Board in 2004.
Director Compensation. During 2004, the Company’s directors, including officer-directors, received a monthly fee in the amount of $1,100. Non-officer directors serving on the Loan Committee received $500 per month. With the exception of the Loan Committee meetings, non-officer directors received $400 for each committee meeting attended and the Audit Committee Chairman received an additional $200 for each Audit Committee meeting. The directors of the Board of Washington Funding Group, including officer-directors, received $350 for each Washington Funding Group board meeting attended.
A performance-based bonus plan was implemented in 1993 whereby, in addition to the base fees discussed above, directors may receive bonuses based on WBCO’s annual performance. For the fiscal year 2004, no bonuses were paid to directors. See “Executive Compensation.”

In 1998, the shareholders approved the 1998 Stock Option and Restricted Stock Award Plan (“1998 Plan”) that allows for stock options and awards to be granted to directors, as well as officers and key employees. There were no stock options or restricted stock awards granted to directors during 2004.
Shareholder Nominations for 2005 Annual Meeting of Shareholders
In accordance with the Company’s Bylaws, shareholder nominations for the 2005 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of WBCO. However, if less than 21 days’ notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification should contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of WBCO that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; (e) the number of shares of stock of WBCO owned by the notifying shareholder; and (f) whether the nominee has agreed to serve if elected. Nominations not made in accordance with the above requirements may be disregarded by the Chairman of the Annual Meeting, in his discretion, and upon the Chairman’s instruction, the vote teller may disregard all votes cast for such a nominee.
Communications with Directors
The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send communications to the Board or any of the directors c/o Secretary, Washington Banking Company, 450 SW Bayshore Drive, P.O. Box 7001, Oak Harbor, Washington 98277. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual director on a periodic basis.
Director Attendance at Annual Meeting
It is the Company’s policy that the directors who are up for election at the annual meeting attend the annual meeting. All directors who were up for election at the 2004 Annual Meeting of Shareholders attended the 2004 Annual Meeting of Shareholders.
STOCK PERFORMANCE GRAPH
The following graph shows a five-year comparison of the total return to shareholders of WBCO’s common stock, the Nasdaq U.S. Stock Index (which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market System and the Nasdaq Small Cap Market), the SNL Securities $500M to $1 Billion Bank Index (comprised of publicly-traded banks located in the U.S. with assets between $500 million and $1 billion) and the SNL Securities Nasdaq Bank Index (comprised of banks listed on the Nasdaq National Market System). The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders.

The graph assumes that the value of the investment in WBCO’s common stock and each of the indices was $100 on December 31, 1999 and that all dividends were reinvested.

	Period Ending

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Washington Banking Company	100.00	100.91	121.05	170.33	237.48	310.23
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL $500M-$1B Bank Index	100.00	95.72	124.18	158.54	228.61	259.07
SNL NASDAQ Bank Index	100.00	115.45	125.66	129.25	166.83	191.21

Source: SNL Financial LC, Charlottesville, VA	(434) 977-1600
© 2005
EXECUTIVE COMPENSATION
Report of the Compensation Committee Regarding Executive Compensation
This report of WBCO’s Compensation Committee describes in general terms the process the Compensation Committee undertakes and the factors it considers in determining the appropriate compensation for WBCO’s executive officers, including the executive officers who are named in the Summary Compensation Table that follows. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
General. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. The Compensation Committee reviews and approves individual executive officer salaries, bonuses, stock option grants and other equity-based awards.
Compensation Philosophy. WBCO, acting through the Compensation Committee, believes that compensation of its executive officers and other key personnel should reflect and support the goals and strategies that the Company establishes. The Company’s objective has been to expand its geographical presence, particularly along the I-5 corridor, while solidifying its market position in communities that it currently serves. The Company expects geographic expansion activity to continue, but has turned its primary focus to the objective of improving operating efficiencies and profitability. The Company’s objectives are intended to create long-term value for WBCO’s shareholders, consistent with protecting the interests of depositors.
Management’s strategy is to continue to provide a high level of personal service to its customers and to expand loans, deposits and other products and services that it offers its customers. Maintenance of asset quality will be emphasized by controlling nonperforming assets and adhering to prudent underwriting standards. In addition, management will strive to further manage noninterest expense and will continue to improve internal operating systems.
The Compensation Committee believes that these goals are best supported by attracting and retaining well-qualified executive officers and other personnel through competitive compensation arrangements, with emphasis on rewards for significant contributions to the Company’s success and on aligning the interests of the executive officers and other personnel with those of WBCO’s shareholders.
The Compensation Committee follows a compensation philosophy that emphasizes stock options and other stock-based compensation. This emphasis is intended to create a close link between the interests of employees and shareholders and to focus on growth in assets and earnings while maintaining good asset quality and increasing long-term shareholder value.
The Compensation Committee anticipates that it will continue to emphasize stock-based compensation in the future.
Compensation Programs and Practices. WBCO’s compensation program includes competitive salary and benefits, an annual incentive cash bonus based upon attainment of Company and individual performance goals, and opportunities for employee ownership of WBCO common stock through a stock option program.
In determining compensation packages for individual executives, the Compensation Committee considers various subjective and objective factors, including (1) individual job responsibilities and experience; (2) individual performance in terms of both qualitative and quantitative goals; (3) WBCO’s overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance; and (4) industry surveys of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States.
While industry surveys are a valuable tool in evaluating comparable status, the Committee recognizes that there are many variables that need to be considered. With this in mind, the

Compensation Committee determined that it was prudent to have a third-party review of the current employee compensation package to ensure that overall compensation was comparable to peers. In 2004, the Compensation Committee hired a compensation consulting firm to evaluate the total compensation package provided to WBCO employees. Executive compensation was a major focus of the evaluation.
It is not anticipated that the limitations on deductibility, under the Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to WBCO or its subsidiaries in the foreseeable future. In the event that such limitation would apply, the Compensation Committee will analyze the circumstances presented and act in a manner that, in its judgment, would be in the best interests of the Company. This may or may not involve actions to preserve deductibility.
Components of WBCO’s compensation programs are as follows:

Base Salary. Salary levels of executive officers are designed to be competitive within the banking industry. In setting competitive salary ranges, the Compensation Committee works with management to periodically evaluate current salary levels of other financial institutions with size, lines of business, geographic locations and market place position similar to WBCO’s. Base salaries for WBCO’s executive officers other than the Chief Executive Officer are based upon recommendations by the CEO, taking into account the subjective and objective factors described above. The Compensation Committee reviews and approves or disapproves such recommendations.

Annual Incentive Bonus. Executive officers have an annual incentive opportunity with cash awards (bonuses) based on the overall performance of WBCO and on attainment of individual performance targets. Performance targets may be based on one or more of the following criteria: return on average assets, return on average equity, core deposit growth, loan growth, asset quality, and growth in earnings. The annual bonus pool is determined by the Compensation Committee, with final approval by the Board of Directors, each fiscal year and is based upon an assessment of the Company’s performance as compared to both budgeted and prior fiscal year performance. Once the bonus pool has been established, the Chief Executive Officer makes individual bonus recommendations to the Compensation Committee based upon an evaluation of an executive’s individual performance and contribution to WBCO’s overall performance.

Stock Option and Other Stock-Based Compensation. Equity-based compensation is intended to more closely align the financial interests of WBCO’s executives with long-term shareholder value and to assist in the retention of executives who are key to the success of WBCO and Whidbey Island Bank. Equity-based compensation generally has been in the form of incentive stock options pursuant to existing stock option plans. The Compensation Committee, with final approval by the Board, determines from time to time which executives, if any, will receive stock options and determines the number of shares subject to each option. Grants of stock options and awards are based on the performance of WBCO and various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to WBCO and prior option grants. There were no stock options granted to employees during 2004, and, as of the record date, there have been no options granted in 2005.
Chief Executive Officer Compensation. In evaluating the compensation of Mr. Cann for services rendered in 2004, the Compensation Committee considered both quantitative and qualitative factors.

In reviewing quantitative factors, the Compensation Committee reviewed WBCO’s 2004 financial results and compared them with WBCO’s budget and actual financial results for 2003. In addition, the Compensation Committee took into consideration the financial effect of the mortgage subsidiary, which was closed after the first half of the year. Specifically, the Compensation Committee considered that (1) year-end net income increased 4% from 2003; (2) total assets, total loans and total deposits grew by 13%, 16% and 12%, respectively, at year-end 2004 from year-end 2003; (3) nonperforming assets to assets improved to 0.61% at year-end 2004, from 0.80% at year-end 2003, and (4) fourth quarter 2004 return on equity (annualized) increased to 16.42%, as compared with 15.93%, 10.95% and 9.85% for the preceding three quarters of the year. The Committee also identified a significant improvement in the efficiency ratio in the second half of the year.
The Compensation Committee also considered certain qualitative accomplishments by Mr. Cann in 2004. The Compensation Committee recognized Mr. Cann’s leadership in strategically positioning WBCO for future significant developments in the banking industry and in the Company’s market area and otherwise developing long-term strategies for the organization.
Based on the foregoing, and consistent with the Compensation Committee’s overall compensation philosophy, the Compensation Committee made the following determinations with respect to Mr. Cann’s compensation in 2004: Mr. Cann’s annual salary in 2004 was set at $230,000 and he was awarded an incentive (bonus) payment of $60,000.
Conclusion. The Compensation Committee believes that for the 2004 fiscal year, the compensation of Mr. Cann, as well as for the other executive officers, was consistent with WBCO’s overall compensation philosophy and related to the realization of the Company’s goals and strategies for the year.
Respectfully submitted by:

Compensation Committee:
Edward J. Wallgren, Chairman
Marlen L. Knutson
Karl C. Krieg, III
Jay T. Lien
Robert B. Olson
Stock Option Plans
Equity-based compensation generally has been in the form of incentive and nonqualified stock options pursuant to existing and previous stock option plans. (See the discussion under “PROPOSAL 2: APPROVAL OF 2005 STOCK INCENTIVE PLAN” for additional information.)
(Note: Share numbers have been adjusted for stock splits and stock dividends. Fractional shares will be eliminated when options are exercised.)
1992 and 1993 Plans. In 1992, the Company adopted an employee stock option plan (“1992 Plan”), under which 569,250 shares of common stock were authorized to be issued upon exercise of incentive stock options (“ISOs”). Of the shares authorized by the 1992 Plan and as of the Record Date, 124,487 shares currently are subject to options granted but not exercised and 425,788 shares have been issued upon exercise of options granted. The Company adopted a plan permitting grants of nonqualified stock options (“NSOs”) to directors in 1993 (“1993 Plan”) for up to 189,750 shares of common stock. Under the 1993 Plan and as of the Record Date,

42,124 shares are currently subject to options granted but not exercised and 141,364 shares have been issued upon exercise of options granted. The 1992 and 1993 Plans were terminated as to further grants of options upon the adoption of the Company’s 1998 Stock Option and Restricted Stock Award Plan (“1998 Plan”).
1998 Plan. Under the 1998 Plan, 203,665 shares of common stock are authorized to be issued upon exercise of ISOs and NSOs and the award of restricted stock. As of the Record Date, there were 159,481 shares subject to options granted but not exercised, under the 1998 Plan. As of the Record Date, 7,410 shares have been issued upon exercise of options granted under the 1998 Plan.
The following is a summary of the principal provisions of the 1998 Plan:

Purpose. The purpose of the 1998 Plan is to (1) enhance the long-term profitability and shareholder value of WBCO by offering stock-based incentives (“Awards”) to employees, directors, consultants and agents of, and individuals to whom offers of employment have been made by, WBCO or its subsidiaries; (2) attract and retain the best available personnel for positions of responsibility with WBCO and its subsidiaries; and (3) encourage employees and directors to acquire and maintain stock ownership in WBCO.

Shares Subject to Plan. The 1998 Plan authorizes the issuance of up to a maximum of 203,665 shares of WBCO common stock plus any shares subject to stock options that are forfeited, expire or are canceled under the 1992 and 1993 Plans. To the extent permitted by applicable law, expired, forfeited, terminated or canceled Award shares will again become available for delivery as pursuant to the 1998 Plan.

Limitations. Not more than 25% of the aggregate number of shares available for delivery pursuant to an Award granted under the Plan may be issued to any participant during any one calendar year. In addition, in the case of Incentive Stock Options, the aggregate fair market value of all shares becoming exercisable in any one year shall not exceed $100,000.

Types of Awards. Awards may include ISOs, which are intended to meet all the requirements of an “Incentive Stock Option” as defined in Section 422 of Code, NSOs and restricted stock awards.

Stock Option Grants. The exercise price for each option granted will be determined by the Compensation Committee, but for ISOs will not be less than 100% of the fair market value of WBCO common stock on the date of grant. For purposes of the 1998 Plan, “fair market value” means the closing transaction price of the common stock on the date of grant as reported on the Nasdaq National Market System.

The term of options will be fixed by the Compensation Committee. No ISO granted under the 1998 Plan can be exercisable after 10 years from the date of the grant. Each option will be exercisable pursuant to a vesting schedule determined by the Compensation Committee.

Since option grants and stock awards are discretionary, WBCO cannot currently determine the number of shares that will be subject to Awards in the future pursuant to the 1998 Plan. The Compensation Committee currently intends to make Awards primarily to officers and key employees of WBCO and the Bank.

Deferred Compensation Plan
In December 2000, the Bank approved the adoption of an Executive Deferred Compensation Plan (“Comp Plan”) to take effect January 2001, under which select participants may elect to defer receipt of a portion of eligible compensation.
The following is a summary of the principal provisions of the Comp Plan:

Purpose. The purpose of the Comp Plan is to (1) provide a deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA and directors of the Bank, and (2) attract and retain the best available personnel for positions of responsibility with the Bank and its subsidiaries. The Comp Plan is intended to be an unfunded deferred compensation agreement. Participation in the Comp Plan is voluntary.

Source of Benefits. Benefits under the Comp Plan are payable solely by the Bank. To enable the Bank to meet its financial commitment under the Comp Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Bank in the event of the Bank’s insolvency. Participants of the Comp Plan are unsecured general creditors of the Bank with respect to the Comp Plan benefits.

Deferrals under the Comp Plan may reduce compensation used to calculate benefits under the Bank’s 401(k) Plan.
Summary Compensation Table
The following table sets forth the aggregate compensation earned by the Named Executives, whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 for services rendered to WBCO or its subsidiaries in all capacities paid or accrued for the fiscal year ended December 31, 2004.

							Long-Term
		Annual Compensation					Compensation

Name and						Director	Number of Shares	All Other
Principal Position	Year	Salary		Bonus		Fees	Underlying Options	Compensation(6)

Michal D. Cann,	2004	$230,000		$60,000	(1)	$15,350	0	$10,405(7)
President and Chief	2003	$210,000		$60,000	(2)	$15,150	0	$8,870(7)
Executive Officer/	2002	$190,000		$60,000	(3)	$13,050	2,070(4)	$8,408(7)
WBCO and Bank							2,530(5)

Phyllis A. Hawkins,	2004	$116,000		$30,000	(1)		0	$3,859
Senior Vice President	2003	$108,000		$32,000	(2)		0	$3,140
and Controller/	2002	$100,000		$32,000	(3)		1,647.95(4)	$3,104
WBCO and Bank

Rick A. Shields,	2004	$115,000	(8)					$1,012(8)
Senior Vice President								$15,343(9)
and Chief Financial Officer/ WBCO and Bank

John L. Wagner,	2004	$142,650		$55,000	(1)		0	$4,885
Executive Vice	2003	$129,000		$45,000	(2)		0	$4,174
President and Chief	2002	$120,000		$35,000	(3)		1,647.95(4)	$3,929
Operating Officer/ Bank

(1)	Reflects bonus earned in 2004 but paid in 2005.

(2)	Reflects bonus earned in 2003 but paid in 2004.

(3)	Reflects bonus earned in 2002 but paid in 2003.

(4)	Incentive stock options for performance during 2002 were granted in 2003.

(5)	Non-qualified stock options granted in May 2002 for service as a director.

(6)	The amount disclosed in this column represents matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

(7)	Includes the value associated with the personal use of a Company-owned vehicle.

(8)	Annualized. Executive’s employment began November 1, 2004. Actual salary and benefits paid during 2004 were $19,167 and $169, respectively.

(9)	Relocation expense.
Equity Compensation Plan Information
The following table summarizes the number of shares subject to exercise and the number available for future issuance as of the Record Date:

	Number of Securities to Be	Weighted Average	Number of Securities
	Issued Upon Exercise of	Exercise Price of	Remaining Available for
Plan Category	Outstanding Options	Outstanding Options	Future Issuance

Equity compensation plans approved by security holders	326,093	$7.08	59,865
Equity compensation plans not approved by security holders	—	—	—
Total	326,093	$7.08	59,865

Option Grants in 2004. There were no options granted to the Named Executives in 2004. As of the record date, no options have been granted in 2005.
Option Exercises and Year-End Option Values. The following table summarizes option exercises and the value of unexercised options held by the Named Executives at December 31, 2004:

	Shares			Number of Shares	Value of Unexercised
	Acquired			Underlying Unexercised	In-the-Money Options
	on	Value		Options (Exercisable/	(Exercisable/
Name	Exercise	Realized(1)		Unexercisable)	Unexercisable)(1)

Michal D. Cann	9,487	$143,998.08	(2)	52,026/3,174	$665,328.50/$28,150.50(5)
Phyllis A. Hawkins	6,641	$80,844.24	(3)	18,511/2,972	$222,019.94/$27,145.64(5)
Rick A. Shields	0	N/A		N/A	N/A
John L. Wagner	1,432	$10,996.79	(4)	0/2,971	N/A/$27,994.10(5)

(1)	In accordance with applicable rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying stock.

(2)	Fair market value is deemed to be $17.84, the adjusted closing price of WBCO’s common stock reported on the Nasdaq National Market System on the date of exercise.

(3)	Fair market value is deemed to be $14.835, the adjusted closing price of WBCO’s common stock reported on the Nasdaq National Market System on the date of exercise.

(4)	Fair market value is deemed to be $15.826, the adjusted closing price of WBCO’s common stock reported on the Nasdaq National Market System on the date of exercise.

(5)	Fair market value is deemed to be $18.15, the adjusted closing price of WBCO’s common stock reported on the Nasdaq National Market System on December 31, 2004.
Other Employee Benefits. The Company maintains a salary savings 401(k) Plan for its employees, including its executive officers. All persons employed by the Company who are at least 21 years of age may elect to contribute a portion of their salary to the 401(k) Plan beginning the first of the month following the employee’s date of hire. Participant employees are eligible to receive Company contributions following completion of at least one year of service and an annual minimum of 1,000 service hours; contributions of up to 5% of salary are matched 50% by the Company, subject to certain specified limits. WBCO contributed approximately $195,725 in matching funds to the 401(k) Plan during 2004.
Certain employees and officers of the Company may participate in the Company’s discretionary bonus plan. Contributions by the Company are based upon year-end results of operations for the Company and attainment of goals by individuals. In 2004, the Company contributed $1,146,150 to the bonus plan for such employees and officers.
The Company provides a group health insurance plan along with the normal vacation and sick-pay benefits.
Executive Severance and Employment Agreements
The Company has in place executive severance agreements with Mr. Cann and Ms. Hawkins, as well as five additional officers. Mr. Cann’s agreement provides that he would receive a severance benefit in an amount equal to two times the amount of his highest compensation paid during the previous three years, if his employment is terminated in certain cases preceding, and for any reason following by up to three years, a change in control of the Company. The agreement for Ms. Hawkins and the five additional officers provides that the officer would receive a severance benefit in an amount equal to one and one half times the amount of the officer’s highest compensation paid during the previous three years, if the officer’s employment is terminated in certain cases preceding, and for any reason following by up to three years, a change in control of the Company.
The provisions of the severance agreements are triggered by a “change in control,” which means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, as such quoted terms are defined and used in Section 280 G(b)(2)(A) of the Internal Revenue Code. Severance payments are conditioned on a termination of the executive as a result of the change in control.
With the advice of the Company’s benefit consultants and counsel, the Board of Directors determined that it was in the best interests of the Company and its shareholders to terminate the existing executive severance agreements. Mr. Cann’s executive severance agreement is to be replaced with an executive employment agreement and executive employment agreements will be offered to the Company’s Chief Financial Officer and Chief Operating Officer. The Company is in the process of putting in place the executive employment agreements. The agreements will provide benefits in certain circumstances following termination without cause and termination following a change of control of the Company. When completed, the Company will file the executive employment agreements with the SEC.

The other officers currently party to an executive severance agreement have been provided notice of termination of the agreements and have been given three options. Each may elect to keep in place his or her severance agreement, which terminates by its terms in fifteen months from the date of the notice of termination. Alternatively, each officer may elect to terminate his or her severance agreement immediately. In consideration of the immediate termination, the officer may elect to receive a grant of restricted stock of the Company valued at 20% of his or her respective 2004 W-2 reportable wages. The restricted stock would vest over a period of three years. The Company would expense the restricted stock over the vesting period. Alternatively, the officers may elect to receive a cash payment equal to 10% of their respective 2004 W-2 reportable wages. The officers are in the process of making their elections and must make their election before March 31, 2005.
BENEFICIAL OWNERSHIP AND
SECTION 16(a) REPORTING COMPLIANCE
WBCO is a reporting company pursuant to Section 12 of the Exchange Act. Under Section 16(a) of the Exchange Act, and the rules promulgated thereunder, directors, officers, greater than 10% shareholders, and certain other key personnel (the “Reporting Persons”) are required to report their ownership and any change in ownership of WBCO securities to the SEC. WBCO believes that the Reporting Persons have complied with all Section 16(a) filing requirements applicable to them.
In making the foregoing statement, WBCO has relied solely upon written representations of the Reporting Persons, its lack of knowledge of the existence of any holder of greater than 10% of WBCO outstanding common stock, and copies of the reports that the Reporting Persons have filed with the SEC.
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
During 2004, certain directors and executive officers of WBCO and the Bank, and their associates, were customers of the Bank, and it is anticipated that such individuals will be customers of the Bank in the future. All transactions between the Bank and its officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons. In the opinion of management, such transactions with executive officers and directors did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate outstanding amount of loans to directors and officers and their related parties was approximately $7,213,374 on December 31, 2004.
PROPOSAL 2: APPROVAL OF THE 2005 STOCK INCENTIVE PLAN
During 2004 the Company, as recommended by the Compensation Committee and management, engaged an independent benefits and compensation consulting firm to review its equity compensation package. In connection with its review, and with the assistance of counsel, consultant surveys and recommendations resulted in the proposal for a new 2005 Stock Incentive Plan that would authorize issuance of 500,000 shares.
The Board believes that a stock incentive plan for directors, employees and independent contractors is desirable to attract and retain the best-qualified people available to assist in the ongoing management of the Company. Accordingly, the 2005 Stock Incentive Plan (the “2005

Plan”) was adopted by the Compensation Committee and, as further recommended by the Committee, approved unanimously by the Board of Directors of the Company on February 24, 2005.
Description of the Washington Banking Company 2005 Stock Incentive Plan
The following briefly summarizes certain key features of the 2005 Plan, a copy of which is attached as Exhibit A.
Stock Options
The 2005 Plan authorizes the Board of Directors or the Compensation Committee (“Committee”) to administer the 2005 Plan and to grant, from time to time, incentive and/or nonqualified stock options to eligible directors, employees and independent contractors of the Company.
The 2005 Plan provides for the issuance of options, which qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, and also for the issuance of nonqualified stock options (“NSOs”). Incentive stock options may only be granted to employees of the Company. The exercise price of incentive stock options shall not be less than 100% of the fair market value of the shares on the date of grant, and the exercise price of nonqualified options may be at or below market price, as set by the Committee. All options granted under the 2005 Plan will expire not more than ten years from the date of grant. The number of shares that may be optioned and sold under the 2005 Plan, subject to adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company, shall equal 500,000, which includes any shares, as of the date of shareholder approval of this 2005 Plan, available for future awards under the 1998 Stock Option and Restricted Stock Award Plan of the Company (the “Prior Plan”); and any shares that are represented by awards under the Prior Plan, which are forfeited, expire or are cancelled without the delivery of shares or which result in the forfeiture of shares back to the Company.
The exercise price for shares purchased upon the exercise of an option must be paid in cash or such other consideration, including shares of the Company’s common stock, acceptable to the Committee.
The term of outstanding options will be fixed by the Committee. No ISO granted pursuant to the 2005 Plan will be exercisable after ten (10) years from the date of grant. The term of each nonqualified stock option shall also be ten (10) years from the date it is granted unless a shorter or longer period of time is established by the Committee. Each option will be exercisable pursuant to a vesting schedule to be determined by the Committee.
Stock Awards
The 2005 Plan authorizes the Board of Directors or the Committee to administer the Plan and to grant, from time to time, stock awards in the form of shares of stock or the right to receive shares of stock, or their cash equivalent or a combination of both (“Stock Awards”) to eligible directors, employees and independent contractors of the Company.
The Stock Awards shall be earned and vest over a period of at least three years and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine at its discretion. The Committee may use conditions such as continuous service and/or the achievement of performance goals.

Amendment and Termination of the 2005 Plan
The 2005 Plan may be modified, amended or terminated by the Board of Directors, except that shareholder approval is required for any amendment which (i) increases the number of shares subject to the 2005 Plan (other than in connection with certain automatic adjustments such as changes in capitalization), or (ii) whenever applicable law requires that a proposed amendment to the 2005 Plan receive shareholder approval. The Board or Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not terminate the option or otherwise adversely affect the holders of such stock options without such holders’ consent.
Adjustment of Shares
In the event of any changes in the outstanding stock of the Company by reason of stock dividends, stock splits, or any other increase or decrease in the number of shares of the Company’s common stock, the 2005 Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.
Corporate Transaction
In the event of a merger or other reorganization of the Company where the Company is not the surviving company (other than a reorganization where the ownership of the surviving company is substantially the same as that of the Company) or in the event of a sale of substantially all the assets or a liquidation or dissolution of the Company, the Committee may eliminate all unvested options or may allow outstanding options to become immediately exercisable. If the options are not assumed by the successor corporation or replaced with a comparable award, the Committee may, in its sole discretion, terminate all outstanding options after proper notice affording optionees a reasonable period in which to exercise their vested options.
Federal Income Tax Consequences
The federal income tax consequences to the Company and to any person granted an option under the 2005 Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to stock options and stock awards.
NSOs. NSOs do not qualify for any special tax benefits to the optionee. No income will be recognized by a participant upon the grant of an NSO. On the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold.
The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. The Company may also withhold from any person exercising an option a number of shares of common stock having a fair market value equal to the amount required to be withheld under applicable tax laws.
If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares’ holding period will begin on the day after the exercise date. If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee’s tax basis of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the date after the exercise date.
In general, there will be no federal tax consequences to the Company upon the grant or termination of NSOs or a sale or disposition of the shares acquired upon the exercise of NSOs. Upon the exercise of NSOs, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company’s Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and shareholder and Board approval is obtained. The 2005 Plan has been drafted to allow compliance with those performance-based criteria.
ISOs. Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Code. Optionees will not recognize any income upon either the grant or the exercise of ISOs, and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise. Upon the sale of the shares of common stock obtained through the exercise of ISOs by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.
If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee’s compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.
The exercise of incentive stock options may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time incentive stock options are exercised, less the exercise price of the stock options, is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.
In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options. However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.
Stock Awards. Stock Awards (including restricted stock, restricted units, performance shares and performance units) and stock appreciation rights do not qualify for any special tax benefits to the optionee. The taxation of grants of Stock Awards to an employee as a compensatory transfer is governed by Section 83 of the Code. The shares of stock will not be included in the gross income of the employee until the shares are fully transferable or the employee becomes vested in the shares, whichever is earlier. The excess of the fair market value of the shares or money transferred over the amount paid by the employee is included in gross income. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold.
The employee may elect, under section 83(b) of the Code, to be taxed immediately upon transfer of restricted stock (whether vested or unvested). If a section 83(b) election is made, the difference between the fair market value of the shares transferred and the amount paid by the employee at the time of transfer is included in gross income. Any subsequent appreciation in the stock is not taxable as compensation, but rather short-term or long-term capital gain or loss, as the case may be. A section 83(b) election may not be made upon the receipt of the right to receive shares of stock in the future since no property has been transferred.
The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. The tax basis of the shares will be equal to the amount paid for the shares plus any amount included in the income of the employee, and the shares’ holding period will begin on the day the employee becomes fully vested in the shares.
In general, there will be no federal tax consequences to the Company upon the grant or termination of Stock Awards or a sale or disposition of the shares granted. The Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an employee is required to recognize, provided that the deduction is not otherwise disallowed under the Code. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company’s Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Stock Awards can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained. The 2005 Plan has been drafted to allow compliance with those performance-based criteria.

Options Granted
Since options and Stock Awards granted under the 2005 Stock Incentive Plan are discretionary, the Company cannot currently determine the number of options or Stock Awards which will be issued pursuant to the 2005 Plan in the future.
Shareholder Approval of Plan
Approval of the 2005 Plan requires the favorable vote of shareholders owning a majority of the Company’s outstanding common stock. A copy of the 2005 Stock Incentive Plan is attached as Exhibit A.
The Board of Directors recommends that shareholders vote “FOR” approval of the 2005 Stock Incentive Plan as described above.
RELATIONSHIP WITH
INDEPENDENT PUBLIC ACCOUNTANTS
The firm of Moss Adams LLP (“Moss Adams”) was engaged by WBCO as its independent accountants for the year ended December 31, 2004. WBCO has selected the firm of Moss Adams as its independent accountants for the year ending December 31, 2005. A representative of Moss Adams is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.
Fees Billed By Moss Adams During 2004
Audit and Non-audit Fees. The following table presents fees for professional audit services rendered by Moss Adams for the audit of the Company’s annual financial statements for 2004 and 2003, and fees billed for other services rendered by Moss Adams.

	2004	2003

Audit fees:	$113,174	$120,671
Audit related fees:	22,107	30,546
Tax fees:	18,008	15,201
All other fees:	300	0
TOTAL	$153,652	$166,418

The Company’s Audit Committee charter contains the Company’s policy on pre-approval of all non-audit services permitted under Commission rules that may be provided to the Company by the independent auditors. The Company requires that all non-audit services rendered to the Company by Moss Adams be approved by the Audit Committee. The Audit Committee pre-approves on a quarterly basis the provision of certain permissible tax services and Sarbanes Oxley related services up to a designated dollar amount per quarter. All other non-audit services are submitted to the Audit Committee for prior approval. In all cases, the Committee considers whether the provision of such services would impair the independence of the Company’s auditors.
Report of the Audit Committee
The following report of the Audit Committee is made pursuant to the rules of the SEC and the Company’s Audit Committee Charter. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.
The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.
As outlined in the Company’s Audit Committee Charter, the Audit Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does. Accordingly, the Audit Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.
Respectfully submitted by:

Audit Committee:
Anthony B. Pickering, Chairman
Jerry C. Chambers
Robert B. Olson
Alvin J. Sherman
CODE OF ETHICS
The Company has adopted a Code of Conduct which contains a Code of Ethics that is applicable to the Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions. The Company’s Code of Conduct is available on the Company’s website at www.wibank.com and is also available free of charge by writing to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, Oak Harbor, WA 98277.
INFORMATION CONCERNING SHAREHOLDER PROPOSALS
A shareholder proposing to transact business at WBCO’s 2006 Annual Meeting of Shareholders must provide notice of such proposal to the Corporate Secretary of WBCO no later than November 14, 2005. For shareholder proposals to be considered for inclusion in WBCO’s proxy statement and form of proxy relating to its 2006 Annual Meeting of Shareholders, such proposals must be received by WBCO no later than November 14, 2005. If WBCO receives notice of a shareholder proposal after November 14, 2005, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.
In addition, shareholders seeking to include proposals in the proxy materials for the 2006 Annual Meeting of Shareholders must comply with all applicable regulations, including Rule 14a-8 under the Exchange Act.
2004 REPORT TO SHAREHOLDERS AND ANNUAL REPORT — 10-K
The Company’s 2004 Annual Report and Form 10-K for the fiscal year ended December 31, 2004, accompanies this proxy statement. Additional copies will be furnished to shareholders upon written request to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, Oak Harbor, WA 98277.
OTHER MATTERS
The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management on such matters.
WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

EXHIBIT A
WASHINGTON BANKING COMPANY
2005 STOCK INCENTIVE PLAN
I.     General Provisions
1. Purpose. The purpose of this Plan is to provide additional incentives to selected key employees and officers of Washington Banking Company (the “Company”) and related entities, thereby helping to attract and retain the best available personnel for positions of responsibility with such corporations and otherwise promoting the success of the business activities of such corporations. The incentives will be in the form of options to purchase shares of the Company’s common stock, other awards of the Company’s common stock and Stock Appreciation Rights.
2. Definitions. As used in this Plan, the following definitions shall apply:
a. “Award” shall mean any grant of an Option, Restricted Stock, Restricted Unit, Performance Shares, Performance Units, Stock Appreciation Right or Dividend Equivalent Right.
b. “Award Agreement” shall mean a written agreement that details the terms and conditions of a particular Award.
c. “Board” shall mean the Board of Directors of the Company.
d. “Cause” shall mean, when used in connection with the termination of a Grantee’s employment, a termination attributable to the Grantee’s (a) willful refusal to perform his or her obligations to the Employer, following a reasonable notice and cure period, (b) misappropriation of the Company’s assets or flagrant mistreatment of subordinate employees, (c) commission of a serious criminal act, whether denominated a felony, misdemeanor or otherwise, which is likely to have a detrimental impact on the Company and its operations, or (d) engaging in activities directly in competition or antithetical to the best interests of the Company. To the extent a Grantee is a party to an employment agreement or offer letter of employment with the Employer that defines “cause” or a similar term, then the meaning set forth in that agreement shall also be considered “Cause” for purposes of this Plan.
e. “Code” shall mean the Internal Revenue Code of 1986, as amended.
f. “Common Stock” shall mean the Company’s common stock.
g. “Committee” shall mean the Committee appointed by the Board in accordance with Section 4(a) of this Part I.
h. “Company” shall mean Washington Banking Company, a Washington bank-holding company.
i. “Continuous Status” shall mean the absence of any interruption or termination of service as an Employee, Director, consultant or agent, as the case may be. Continuous Service shall not be considered interrupted in the case of sick leave, military leave, or any other approved leave of absence, except in the case of Employees as provided under applicable Incentive Stock Option rules.
j. “Director” shall mean any person who has been elected or appointed as a member of the Board of Directors of the Employer and who occupied that position at the date an Award was granted to such person.
k. “Dividend Equivalent Right” shall mean a right awarded to a Grantee to receive payment of an amount equivalent to the dividend that would be paid on a specified number of Shares just as if the Grantee owned the Shares. Dividend Equivalent Rights may be granted alone or in connection with any other Award.
l. “Eligible Participants” shall mean an Employee, Director, consultant or agent of, and any individual to whom an offer of employment has been made by the Employer or any Parent or Subsidiary of the Employer eligible to receive Awards under this Plan, in accordance with Section 4(c) of this Part I.
m. “Employee” shall mean any person employed by the Employer or any Parent or Subsidiary of the Employer which now exists or is hereafter organized or is acquired by the Employer.
n. “Employer” shall mean the Company or any Related Entity that now exists or is hereafter organized or acquired by the Company.
o. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
p. “Fair Market Value” means, as of any date, the Fair Market Value of the Common Stock determined by the Committee in its discretion; provided, however, that in the event that there is a public market for the Common Stock, the Fair Market Value shall be the closing transaction price of the Common Stock as of that date as reported on the National Association of Securities Dealers Automated Quotation System (NASDAQ), or, in the event the Common Stock is listed on a stock exchange, Fair Market Value shall be the closing transaction price on the exchange on that date.
q. “Grant Date” shall mean the date on which the Committee completes the corporate action relating to the grant of an Award and all conditions to the Grant have been satisfied, provided that conditions relating to exercisability, vesting or similar conditions shall not defer the Grant Date.
r. “Grantee” shall mean an individual or entity who has received an Award under this Plan.
s. “Incentive Stock Options” shall mean incentive stock options with the meaning of Section 422 of the Code.
t. “Nonqualified Stock Options” shall mean any Option granted pursuant to this Plan that is not intended as an Incentive Stock Option.
u. “Option” shall mean a right to purchase Shares pursuant to an Incentive Stock Option or a Nonqualified Stock Option, in accordance with the provisions of Part II of this Plan.
v. “Option Price” shall mean the amount to be paid by a Grantee to exercise an Option.
w. “Performance Shares” shall mean Shares awarded to a Grantee, where the Grantee’s continued retention of the Shares is subject to the satisfaction of specific performance-based criteria, pursuant to Part III of this Plan.
x. “Performance Units” shall mean a right awarded to a Grantee to receive Shares (one Share for each Performance Unit) upon the satisfaction of specified performance-based criteria, pursuant to Part III of this Plan. At the discretion of the Committee, Performance Units may be paid in cash in an amount equivalent to the Fair Market Value of the Shares otherwise payable to the Grantee.
y. “Plan” shall mean this Washington Banking Company Incentive Stock Plan.
z. “Prior Plan” shall have the meaning specified in Section 3(a) of this Part I.
aa. “Related Entity” shall mean any entity that, directly or indirectly, is in control of, or under control with, the Company.

bb. “Restricted Stock” shall mean Shares awarded to a Grantee, where the Grantee’s continued retention of the Shares is subject to various restrictions, such as continued employment for a designated period, etc.
cc. “Restricted Units” shall mean a right awarded to a Grantee to receive Shares (one Share for each Restricted Unit) upon the satisfaction of specified conditions, such as continued employment for a designated period, etc. At the discretion of the Committee, Restricted Units may be paid in cash in an amount equivalent to the Fair Market Value of the Shares otherwise payable to the Grantee.
dd. “Securities Act” shall mean the Securities Act of 1933, as amended.
ee. “Shareholder-employee” shall mean a Grantee who owns, at the time that an Incentive Stock Option is granted, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Employer or of any Parent or Subsidiary. For this purpose, the term “Parent” and “Subsidiary” shall have the meaning provided in Sections 424(e) and (f) of the Code, and the stock attribution ownership rules of Code Section 424(d) shall apply.
ff. “Shares” shall mean shares of Common Stock.
gg. “Stock Appreciation Right” shall mean a right awarded to a Grantee to receive a cash payment equal to the appreciation (if any) in the Fair Market Value of a Share from the date of grant until the Stock Appreciation Right is exercised. At the discretion of the Committee, payment may be made by delivering an amount of Shares that have a Fair Market Value equal to the cash otherwise payable to the Grantee, or a combination of cash and Shares.

3.	Shares Subject to the Plan.
(a) Total Shares Available. Subject to adjustments under Section 3(b) below, a total of 500,000 Shares may be delivered to Eligible Participants pursuant to Awards under this Plan, which total shall include any Shares, as of the date of shareholder approval of this Plan, available for future awards under the 1998 Stock Option and Restricted Stock Award Plan of Washington Banking Company (the “Prior Plan”), as well as any Shares that are represented by awards under the Prior Plan, which are forfeited or cancelled or expire without the delivery of Shares or which result in the forfeiture of Shares back to the Company. From the date of shareholder approval of this Plan, the Prior Plan shall cease to be effective for purposes of granting any additional Awards. In addition, any Shares delivered under this Plan that are forfeited back to the Company because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under this Plan. Any Shares covered by an Award (or portion of an Award) granted under this Plan (or under the Prior Plan), which are forfeited or cancelled, expire or are settled in cash, including the settlement of tax withholding obligations using Shares, shall be deemed not to have been delivered for purposes of determining the number of Shares available for delivery under this Plan. If any Option is exercised by tendering Shares to the Company, either actually or by attestation, as full or partial payment of the corresponding Option Price under this Plan or the Prior Plan, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. Similarly, if Shares are used to settle tax withholding obligations arising from awards made under the Prior Plan, only the number of Shares issued net of tax withholding will be deemed delivered for purposes of determining the number of Shares available for delivery under this Plan. The granting of Stock Appreciation Rights will not reduce the number of Shares available under this Plan, except to the extent the Company’s obligations under the Stock Appreciation Rights are satisfied by delivering Shares instead of cash. Moreover, Shares issued in connection with

Awards that are assumed, converted or substituted pursuant to a merger or an acquisition will be in addition to the maximum limit expressed in this Section 3, and will not reduce the number of Shares available under this Plan.
(b) Adjustments to Shares Available. The number of Shares covered by each outstanding Award, the number of Shares available for grant of additional Awards, and the Option Price of outstanding Options shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from any stock split or other subdivision or consolidation of Shares, the payment of any stock dividend (but only on the Common Stock), or any other increase or decrease in the number of Shares that is effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.
(c) Payment With Shares. Subject to the overall limitation on the number of Shares that may be delivered under this Plan, the Committee may, in addition to granting Awards, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.
4. Plan Administration.
(a) The Committee. The Plan shall be administered by the Board directly, acting as a Committee of the whole, or, if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting of at least three Board members. In appointing members to such Committee, the board shall consider whether to appoint individuals qualifying as (1) “outside directors,” as such term is used in Section 162(m) of the Code, and (2) “non-employee directors,” as such term is used in Rule 16b-3. If the Committee does not exist, or if the Board chooses to directly exercise its powers under this Plan, then the Board may take any action under this Plan that would otherwise be the responsibility of the Committee. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause), appoint new members in substitution for existing members, and fill vacancies (however caused). The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.
At least annually, the Committee shall present a written report to the Board indicating the Eligible Participants to whom Awards have been granted since the date of the last such report, and, in each case, the Awards’ Grant Dates, the number of Shares covered by the Awards, and the Option Price or Fair Market Value of the shares awarded.
(b) Powers of the Committee. Subject to the provisions and limitations of this Plan, the Committee shall have the authority and discretion:

(i) to determine the Eligible Participants to whom Awards are to be granted, the times of grant, and the number of Shares covered by each Award;

(ii) to determine the Option Price, subject to the provisions of Subparagraph 3(b) of Part II of this Plan;

(iii) to determine the types and other terms and conditions of each Award granted under this Plan (which need not be identical), including performance and/or vesting contingencies;

(iv) to modify or amend the terms of any Award previously granted, or to grant substitute Awards, subject to Part IV;

(v) to interpret this Plan;

(vi) to authorize any person or persons to execute and deliver Award Agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the grant of Awards by the Committee; and

(vii) to make all other determinations and take all other actions that the Committee deems necessary or appropriate to administer this Plan in accordance with its terms and conditions and applicable law.
All decisions, determinations, and interpretations of the Committee shall be final and binding upon all persons, including all Grantees and any other holders or persons interested in any Award, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or an Award.
(c) Eligibility. Awards may be granted to any Eligible Participant whom the Committee determines in its discretion shall receive an Award, provided only Employees shall be eligible to receive Incentive Stock Options. Granting of Awards pursuant to this Plan shall be entirely discretionary with the Committee, and the adoption of this Plan shall not confer upon any individual a right to receive any Award, unless and until such Awards are granted by the Committee, in its sole discretion. Neither the adoption of this Plan nor the granting of any Awards shall confer upon any individual any right with respect to continuation of employment, nor shall the same interfere in any way with his or her right (or with the right of the Company or a Related Entity) to terminate his or her employment at any time.
(d) Transferability of Awards. Except as specifically provided by the Committee in an Award Agreement or otherwise, no Award shall be transferable by a Grantee other than (i) by the Grantee’s last will and testament or (ii) by the applicable laws of descent and distribution. In particular, except as otherwise provided by the Committee, during a Grantee’s lifetime only the Grantee, or his or her guardian or legal representative, may exercise Options possessed by the Grantee. No Shares associated with grants of Restricted Stock, Restricted Units, Performance Shares or Performance Units may be sold, exchanged, transferred, pledged or otherwise disposed of during the corresponding restriction or performance period. Notwithstanding the foregoing, if specifically provided by the Committee, a Grantee may accomplish a transfer of rights associated with an Award to a third-party.
(e) Tax Withholding. As described in various provisions of this Plan, the payment of benefits in connection with Awards may impose on the Employer the obligation to withhold taxes. The Employer may delay payment or transfer of Shares until arrangements have been made to satisfy any tax withholding obligations. In addition, tax withholding in connection with all Awards under this Plan may be accomplished through the withholding of Shares, provided that the number of Shares withheld shall be limited to the minimum amount necessary to accomplish the tax withholding purpose.
(f) Settlement of Awards; Deferral of Income. Except to the extent provided otherwise in the corresponding Award Agreement, the Committee has the discretionary authority to determine that any payment or settlement pursuant to an Award issued under this Plan may be paid or settled in cash or Shares of equivalent value. To the extent available under non-qualified deferred compensation arrangements maintained by the Employer, the Committee may extend to a Grantee the ability to elect to defer the receipt of cash otherwise payable pursuant to any Awards under this Plan, which deferral elections may serve to delay the recognition of taxable income by the Grantee. The ability of a Grantee to make a deferral election with respect to an Award shall be controlled by the provisions of the particular Award Agreement, which may be modified by the Committee, in its complete discretion, after the initial grant of the Award.
(g) Termination for Cause. Except to the extent provided otherwise in the corresponding Award Agreement, to the extent a Grantee’s employment with the Company or a Related Entity is terminated for Cause, the Grantee’s outstanding and still contingent Awards shall immediately become null and void. Specifically, any outstanding unexercised Options, whether vested or unvested, shall immediately terminate. Similarly, any grants of Restricted Stock, Restricted Units, Performance Shares, Performance Units, Stock Appreciation Rights or Dividend Equivalent Rights under this Plan, which have not yet been paid to the Grantee, or remain subject to performance or other criteria that the Grantee has not yet fulfilled, shall immediately forfeit and become null and void.

II.	Stock Options
1. Nonqualified and Incentive Stock Options. Options in the form of Nonqualified Stock Options and Incentive Stock Options may be granted under this Plan.
2. Eligibility. Options may be awarded to any Eligible Participant, as determined in the complete discretion of the Committee, provided that only an Employee may receive Incentive Stock Options.
3. Terms and Conditions of Options. All Options granted pursuant to this Plan must be authorized by the Committee or its designees and shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee shall prescribe. The terms and conditions shall be documented in written Award Agreements in such form as the Committee shall from time to time approve. Unless waived or modified by the Committee, all Options shall be subject to the following terms and conditions:

(a) Number of Shares; Annual Limitation. Each Award Agreement shall state the number of Shares available under the Option. Any number of Options may be granted to a single Grantee at any time and from time to time, subject to Part I, Section 3(c); provided, in the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the time each Incentive Stock Option is granted) of all Shares with respect to which Incentive Stock Options are exercisable for the first time by a Grantee in any single calendar year shall not exceed $100,000. For purposes of applying the limit of the preceding sentence, all Incentive Stock Options under plans of the Company and all Related Entities shall be taken together.

(b) Option Price and Consideration. The Option Price for the Shares available pursuant to the Option shall be such price as is determined by the Committee, but in the case of an Incentive Stock Option, in no event less than the Fair Market Value of the Common Stock as of the Grant Date. In the case of an Incentive Stock Option awarded to a Grantee who, immediately before the grant, is a Shareholder-employee, the Option Price associated with the Incentive Stock Option shall be at least 110% of the Fair Market Value of the Shares on the date of Grant.

The Option Price shall be payable either (i) in United States dollars upon exercise of the Option, or (ii) if so determined by the Committee and specified in the Award Agreement, in other property, which may include, without limitation, payment through the tender of Shares owned by the Grantee (by either actual delivery or attestation), as well as broker-assisted cashless exercise arrangements. In addition, in no event will the Option Price of outstanding Options be repriced without the approval of the Company’s shareholders.

(c) Term of Option. No Incentive Stock Option granted pursuant to this Plan shall in any event be exercisable after the expiration of ten (10) years from the Option’s Grant Date; provided, that in the event an Incentive Stock Option is awarded to a Grantee who, immediately before the grant, is a Shareholder-employee, then the term for the Incentive Stock Option shall not be more than five (5) years from the date of grant. No Nonqualified Stock Option granted pursuant to this Plan shall be exercisable after the expiration of ten (10) years from the Option’s Grant Date, unless otherwise specified in the Award Agreement. Subject to the foregoing and other applicable provisions of this Plan, the term of each Option shall be determined by the Committee in its discretion.
      Except as otherwise specifically provided in this Plan, all Options granted hereunder:

(i) shall require that the Grantee maintain Continuous Status from the date of the grant through and including the date of exercise; and,

(ii) shall terminate upon termination of the Grantee’s Continuous Status, notwithstanding any contrary term in the Option, except as such term is consistent with this Plan.

(d) Manner of Exercise; Conditions. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. Shares of Common Stock delivered pursuant to the exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Committee may establish. The Committee may impose such conditions, restrictions and contingencies with respect to Shares acquired pursuant to the exercise of an Option as the Committee determines to be desirable.

(e) Death of Grantee. In the event of the death of a Grantee who, until death, had been in Continuous Status since the date of the grant of the Option, the Option shall terminate on the earlier of (1) one year after the date of the death of the Grantee or such later date as may be set in the discretion of the Committee; and (2) the expiration date otherwise provided in the Award Agreement but in no event sooner than three months following the Grantee’s death. Any Option exercisable under this paragraph (e) may be exercised by the personal representative of the Grantee’s estate, or the person to whom the grantee’s rights under the Award have passed by will or the applicable laws of descent or distribution.

(f) Disability of Grantee. If a Grantee’s Continuous Status is terminated at any time during the Option period by reason of disability (within the meaning of Section 22(e)(3) of the Code) an Incentive Stock Option then held by the Grantee shall terminate one year after the date of termination of Grantee’s Continuous Status, or, if earlier, the expiration date otherwise provided in the Award Agreement. If the Grantee’s Continuous Status terminates by reason of disability, any other Option held by the Grantee shall terminate on the expiration date provided in the Award Agreement, or if no such date is provided, then such Option shall terminate one year after the date of termination of Grantee’s Continuous Status.

(g) Termination of Status as Eligible Participant. If a Grantee’s Continuous Status is terminated at any time after the grant of an Option for any reason other than death or disability as provided in paragraphs (e) and (f) and not for cause, such Grantee’s Options shall terminate on the expiration date provided in the Award Agreement, or, if no such date is provided, such Option shall terminate on the same day of the third month after the date of termination.

(h) Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto complies with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, applicable state securities statutes, the rules and regulations promulgated under all such statutes, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising the Option to represent and warrant at the time of exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required by any applicable law.

(i) Merger, Sale of Assets, etc. Except as otherwise provided in the Award Agreement that evidences an Option, in the event of a proposed merger or other reorganization of the Company with and into any other corporation (other than a reorganization where the ownership of the surviving company is substantially the same as that of the Company), or in the event of a proposed sale of substantially all of the assets of the Company, or in the event of a proposed dissolution or liquidation of the Company, the disposition of all outstanding and unexercised Options shall proceed as determined by the Committee, which determination may include (but shall not be limited to) an elimination of all unvested Options and termination of all vested Options following a reasonable period of time during which Grantees may exercise their vested Options.

(j) Substitute Stock Options. In connection with the acquisition or proposed acquisition by the Company or any Related Entity, whether by merger, acquisition of stock or assets, or other reorganization transaction, of a business whose employees have been granted stock options, the Committee is authorized to issue, in substitution of any such unexercised stock option, a new Option under this Plan that confers upon the Grantee substantially the same benefits as the old option.

(k) Tax Compliance. The Employer, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the grant or exercise of any option or the disposition of any Shares issued upon exercise of an Option, including, but not limited to, (i) withholding from any Grantee exercising an Option a number of Shares having a Fair Market Value equal to the amount required to be withheld by the Employer under applicable tax laws, and (ii) withholding from any form of compensation or other amount due a Grantee or holder of Shares issued upon exercise of an Option any amount required to be withheld by the Employer under applicable tax laws. Withholding or reporting shall be considered required for purposes of this subparagraph if any tax deduction or other favorable tax treatment available to Employer is conditioned upon such reporting or withholding.

(l) Other Provisions. Option agreements executed pursuant to this Plan may contain such other provisions as the Committee shall deem advisable. The possession of an Option shall not, in and of itself, convey to the Grantee any of the rights or attributes of a shareholder, but only the right (subject to certain conditions) to exercise the Option and receive Shares.

III.	Other Stock Awards
1. Types of Awards. In addition to Options, other Awards available under this Plan include grants of Restricted Stock, Restricted Units, Performance Shares and Performance Units. Except in case of certain terminations of employment or an extraordinary event, each grant of Restricted Stock or Restricted Units shall be earned and vest over at least three years and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. Each grant of Performance Shares and Performance Units shall be subject to the achievement of performance goals designated by the Committee and the corresponding Award Agreement, which performance goals require a performance period of one year or more. The performance goals that may be used by the Committee for such Awards shall consist of goals measuring the following factors: revenue; net interest margin, net interest income, non-interest income, net income, pre- or post-tax income; earnings per share; return on equity; return on assets; share price performance; total shareholder return; improvement in or attainment of expense levels; asset growth, loan growth, deposit growth, growth in other components of the Company’s balance sheet and asset quality. Performance goals may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude any extraordinary nonrecurring items.
2. Eligibility. Awards under this Part III may be granted to any Eligible Participant, as determined by the Committee in its complete discretion.
3. Shares Subject to Award. The Shares subject to Awards under this Part III are as described in Section 3 of Part I of this Plan.
4. Voting Rights and Dividends. Grantees who have been awarded grants of Restricted Stock or Performance Shares shall have the right to vote all the received Shares during the restriction or performance period. Whenever such voting rights are to be exercised, the Company shall provide the Grantee with the same notices and other materials as provided to other shareholders, and the Grantee shall be provided adequate opportunity to review the notices and materials and vote the Shares associated with the grants of Restricted Stock and Performance Shares. As provided in the applicable Award Agreements, dividends authorized by the Company and paid in connection with Shares held pursuant to grants of Restricted Stock and Performance Shares may be (a) paid directly to the Grantees, free of restrictions, (b) paid to the Grantees subject to the same restrictions as the corresponding Shares, or (c) held back by the Employer subject to the satisfaction of the applicable restrictions or performance goals.

IV.	Stock Appreciation and Dividend Equivalent Rights
1. Stock Appreciation Rights. In addition to other Awards available under this Plan, the Committee may grant Stock Appreciation Rights. Any grant of Stock Appreciation Rights may, but need not be, associated with Shares subject to a specific Option. If a grant of Stock Appreciation Rights is associated with Shares subject to a specific Option, then, unless otherwise provided in the applicable Award Agreement, the Stock Appreciation Rights shall terminate upon (a) the expiration, termination, forfeiture or cancellation of the Option or (b) the exercise of such Option. Similarly, if a grant of Stock Appreciation Rights is associated with Shares subject to a specific Option, then, unless otherwise provided in the applicable Award Agreement, the Option associated with the Stock Appreciation Rights shall terminate upon the exercise of the Stock Appreciation Rights. Each grant of Stock Appreciation Rights shall be evidenced by an Award Agreement that specifies the term, which in no event may exceed ten years from the date of grant. In addition, each Award Agreement representing a grant of Stock Appreciation Rights will designate the applicable Fair Market Value of a Share as of the date of grant. The possession of a Stock Appreciation Right shall not, in and of itself, convey to the Grantee any of the rights or attributes of a shareholder, but only the right (subject to certain conditions) to receive payment in connection with appreciation (if any) of the Shares.
2. Dividend Equivalent Rights. In addition to other Awards available under this Plan, the Committee may grant Dividend Equivalent Rights. The grant of Dividend Equivalent Rights may be made as discreet and separate Awards, or in connection with Shares associated with a specific Option, or a grant of Restricted Stock, Restricted Units, Performance Shares, Performance Units or Stock Appreciation Rights. A Grantee holding Dividend Equivalent Rights will be entitled to payment of an amount equivalent to the dividends that would have been paid on the associated Shares, just as if the Grantee held the Shares on which the Dividend Equivalent Rights were based (less applicable withholding taxes). As provided in the corresponding Award Agreement, the grant of Dividend Equivalent Rights may be subject to various restrictions, which the Grantee must first satisfy before receiving payment pursuant to the Dividend Equivalent Rights.
3. Eligibility. Awards under this Part IV may be granted to any eligible Participant, as determined by the Committee in its complete discretion.
4. Shares Subject to Stock Appreciation and Dividend Equivalent Rights. The Shares subject to Awards under this Part IV are as described in Section 3 of Part I of this Plan.
5. Exercise of Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Grantee shall be entitled to receive a cash payment for each Share covered by the portion of the Stock Appreciation Right being exercised, which payment is equal to the excess of (a) the Fair Market Value of a Share on the exercise date over (b) the Fair Market Value of a Share as of the date the Stock Appreciation Right was granted, as designated in the corresponding Award Agreement, or such greater amount as designated in the Award Agreement. All payments in connection with the exercise of Stock Appreciation Rights shall be made as soon as practicable, but in no event later than seven (7) business days after the effective date of the exercise of the Stock Appreciation Right. Each Stock Appreciation Right may be exercised on such date or dates, and during such period and with respect to a number of Shares, as determined by the Committee and as set forth in the corresponding Award Agreement. The exercise of a Stock Appreciation Right shall also be subject to such terms and conditions as specified in the corresponding Award Agreement, which conditions may include minimum exercise amounts and the ability to elect a partial exercise. Unless provided otherwise in the Award Agreement, each Stock Appreciation Right shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary, no less than five (5) business days in advance of the effective date of the proposed exercise. The notice shall be accompanied by the applicable Award Agreement and specify the number of Shares with respect to which the Stock Appreciation Right is being exercised and the effective date of the proposed exercise.

V.	Adoption, Amendment and Termination Provisions
1. Term of this Plan. This Plan shall become effective on the earlier of: (i) the date of adoption of this Plan by the Board or (ii) the date of shareholder approval of the Plan as hereinafter set forth in this Part V. This Plan shall expire ten (10) years after its effective date, provided that any outstanding Awards at that time will continue for the duration of the Award, in accordance with the terms of this Plan and the applicable Award Agreement.

2. Amendment or Early Termination of the Plan.
(a) Amendment or Early Termination. The Board may terminate this Plan at any time. The Board may amend this Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without proper approval of shareholders of the Company, no such revision or amendment shall:

(i) increase the number of shares of Common Stock subject to the Plan other than in connection with an adjustment under Section 3(b) of Part I,

(ii) increase the parameters of Eligible Participants, or

(iii) make any amendment to this Plan that would require shareholder approval under any applicable law or regulation.
Any amendment made to this Plan which would constitute a “modification” to Incentive Stock Options, outstanding on the date of such amendment, shall not be applicable to such outstanding Incentive Stock Options, but shall have prospective effect only, unless the Grantee agrees otherwise.
(b) Modification and Amendment of Option. Subject to the requirements of Internal Revenue Code Section 422 with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Committee may modify or amend outstanding Options granted under this Plan. The modification or amendment of an outstanding Option shall not, without the consent of the Grantee, impair or diminish any of his or her rights or any of the obligations of the Company under such Option. Except as otherwise provided in this Plan, no outstanding Option shall be terminated without the consent of the Grantee. Unless the Grantee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Code Section 422(b).
3. Shareholder Approval. Continuance of the Plan shall be subject to proper approval of this Plan by the shareholders of the Company at a duly convened meeting of the shareholders of the Company, which approval must occur within twelve (12) months before or after the date of adoption of the Plan by the Board.

CERTIFICATE OF ADOPTION
I certify that the foregoing Plan was adopted by the Board of Directors of Washington Banking Company on February 24, 2005, and by the Shareholders of Washington Banking Company on                       , 2005.

Secretary

PROXY

WASHINGTON BANKING COMPANY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of WASHINGTON BANKING COMPANY (“WBCO”) hereby nominates, constitutes and appoints Robert B. Olson and Anthony B. Pickering, and each of them (with full power to act alone) the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of WBCO standing in my name and on its books on March 1, 2005 at the Annual Meeting of Shareholders to be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington on April 28, 2005 at 3:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” APPROVAL OF THE 2005 STOCK INCENTIVE PLAN. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ON THE REVERSE HEREOF.

PLEASE SIGN AND DATE ON REVERSE

▼       DETACH PROXY CARD       ▼

1.	Election of Directors. A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Shareholders in the year 2008 or until their successors are duly elected and qualified.

	☐	FOR all nominees listed below			☐	WITHHOLD AUTHORITY TO VOTE (In the manner listed below)
Nominees: Jay T. Lien Edward J. Wallgren

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above. To withhold authority to vote for all nominees, strike a line through all names listed above.)

2.	Approval of 2005 Stock Incentive Plan. A proposal to approve the stock incentive plan as described in the proxy statement dated March 25, 2005.						Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this proxy will be voted in accordance with the recommendations of management.

	☐	FOR Stock Incentive Plan	☐	AGAINST Stock Incentive Plan	☐	ABSTAIN

3.	In management’s discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 28, 2005 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above- named attorneys and proxies.
Date:

Signature:

Signature:

NOTE: Signature(s) should agree with name(s) on WBCO stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships should so indicate when signing. All joint owners must sign.